QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.31

CERTIFICATE OF FORMATION

OF

REFCO GLOBAL CAPITAL MANAGEMENT LLC

        1.     The name of the limited liability company is Refco Global Capital Management LLC (the "Company").

        2.     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Refco Global Capital Management LLC this 6th day of January, 2000.

By:	/s/ ILENE NEMEROFF Name: Ilene Nemeroff Title: Authorized Person

QuickLinks

  Exhibit 3.31
CERTIFICATE OF FORMATION OF REFCO GLOBAL CAPITAL MANAGEMENT LLC